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                                                                   Exhibit 10.19

                              CONSULTING AGREEMENT


This Agreement is made and entered into as of December 15, 1998 by and between Alteon Inc., a Delaware corporation whose principal address is 170 Williams Drive, Ramsey, New Jersey 07446 (the "Company"), and Mark Novitch, M.D., an individual whose address is 3558 Albermarle Street NW, Washington, D.C. 20008 ("Chairman").


Whereas, the Company desires to retain Chairman as an independent contractor to act as Chairman of Alteon's Board of Directors starting on December 15, 1998 until the annual meeting in 2000 and until a successor is elected and qualified and Chairman is willing to perform such consulting services, all on the basis set forth more fully herein;



NOW, THEREFORE, the parties agree as follows:


1. SERVICES. Chairman agrees to serve as Chairman of the Company's Board of Directors and to carry out assignments for the Company as requested by the Board from time to time or as authorized by the Company's By-laws. In addition to chairing meetings of the Board, it is expected that the Chairman shall dedicate approximately one day per week (as and when appropriate) to the affairs of the Company. Chairman agrees to perform the Services hereunder faithfully, diligently, and to the best of Chairman's skill and ability.


2. CONSULTING FEE. (a) In consideration of the performance of the services called for by this Agreement, the Company agrees to pay Chairman as compensation a retainer of $60,000 per year. To the extent the Chairman is called upon to dedicate materially more time to the affairs of the Company than contemplated by Section 1 of this Agreement, the Company and the Chairman may agree to fix additional compensation therefor. In addition, the Company will issue and deliver stock options to purchase 200,000 shares of the Company's common stock at an exercise price of $.875, the fair market value of Alteon stock on December 15, 1998, when the Compensation Committee and the Board approved this award. The options will be subject to the terms and conditions of the Company's Amended 1995 Stock Option Plan and the Company's Standard Non-Qualified Stock Option Grant Agreement. The options will vest monthly over a two year period. The Board or the Compensation Committee in the exercise of its discretion may elect to accelerate this vesting schedule as a reward for performance. In addition, out of pocket expenses and routine items covered by normal business expense accounts will be covered when traveling and working on behalf of Alteon. The Chairman will submit a list of such expenses. The Company shall therefore promptly make full payment to Chairman in cash of the amount due for the expenses.


         (b) The Non-Qualified Stock Option Grant Agreement for the options provided for in the preceding paragraph contain provisions to the following effect:

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                                                                   Exhibit 10.19

                           (1) The options shall be transferable to the extent afforded in the Company's 1995 Stock Option Plan and as may be permissible under the applicable registration statement filed by the Company under the Securities Act of 1933. The Company represents that it has available or shall cause to be available sufficient shares under the Plan to cover stock to be issued pursuant to such Plan upon the Chairman's exercise of the options.

                           (2) All unvested options will become exercisable immediately upon a merger, consolidation, acquisition of property or stock, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of the Company's Common Stock. In addition, such options shall vest and become exercisable immediately in the event of a change in control of the Company. A change in control of the Company shall be deemed to occur if (a) the Company is merged with or into or consolidated with another corporation or other entity under circumstances where the shareholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company or the surviving or resulting corporation or other entity, as the case may be, or (b) if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation or entity, or (c) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under such Act) of forty percent (40%) or more of the Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company or otherwise approved by the Board of Directors, or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                           (3) In the event that the accelerated vesting caused by Section 4(c)(2) of this Agreement (i) constitutes a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code, and (ii) but for this Section 4(c)(3), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the portion of the option which would have become immediately vested and exercisable under Section 4(c)(2) may be reduced to the portion which the Chairman, in his sole discretion, determines would result in no portion, or a lesser portion, of the option being subject to the Excise Tax. The determination by the Chairman of any reduction shall be conclusive and binding upon the Company. The Company shall reduce the portion of the option

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                                                                   Exhibit 10.19

         which is vested and exercisable only upon written notice by the Chairman indicating the amount of such reduction.

3. EMPLOYMENT TAXES AND BENEFITS. Chairman acknowledges and agrees that it shall be Chairman's sole obligation to report as self-employment income all compensation received by Chairman pursuant to this Agreement. Because Chairman is an independent contractor, Chairman understands that the Company is not obligated to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payments made to Chairman by the Company pursuant to this Agreement. Chairman shall not be entitled to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, stock option, profit-sharing, insurance (except as provided in Section 9 of this Agreement) or similar benefits for Company employees.


4. PRE-EXISTING OBLIGATIONS. Chairman represents and warrants that Services performed pursuant to this Agreement will not conflict with any other existing obligation of Chairman to any third party. Chairman will promptly inform the Company in advance of any potential conflicts of interest that may arise due to Chairman's performance of services for any third party and Chairman agrees not to provide services requested by the Company if doing so would conflict with obligations of Chairman to third parties that arose prior to the Company's request for such services.


5. INVENTION ASSIGNMENT, CONFIDENTIAL INFORMATION AND NON-COMPETITION AGREEMENT. In conjunction with this Consulting Agreement the Chairman shall agree to the terms and conditions of the Confidential Disclosure and Non-Use Agreement attached hereto as Exhibit A.


6.       TERM. This Agreement shall continue in effect for a period of up to two
         (2) years, subject to earlier termination as provided in Section 7.


7. TERMINATION. This Agreement may be terminated as follows: (a) upon thirty (30) days written notice; (b) either party may terminate this Agreement in the event of a breach by the other party of any of the covenants contained herein if such breach continues uncured for a period of ten (10) days after written notice of such breach has been given to the breaching party, or (c) this Agreement will terminate automatically if Chairman ceases to serve as Chairman of the Board of Directors of the Company for any reason, including but not limited to, resignation, removal from office or failure to be re-elected by the Board.


8. EFFECT OF TERMINATION. (a) Upon the termination of this Agreement, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement shall not relieve the Company of its obligations under Section 2 hereof to pay Chairman the consulting fee for services performed prior to termination and shall not relieve Chairman of Chairman's obligations under Sections 3, 4 and 5 hereof, nor shall any such termination relieve Chairman or the Company from any liability arising from any breach of this Agreement. Upon any such termination, Chairman shall promptly notify

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                                                                   Exhibit 10.19

         the Company of all Confidential Information and Designs and Materials in Chairman's possession and, at the expense of the Company and in accordance with the Company's Instructions, shall deliver to the Company all such Confidential Information and Designs and Materials.


         (b) In the event of termination of this Agreement by the Company pursuant to clause 7(a) hereof, all unvested options shall become exercisable on the effective date of termination., and the Company shall pay the Chairman an amount equal to six (6) months' severance.

9. INDEMNIFICATION. In the event the Chairman is or becomes a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, Chairman or any other officer of the Company, the Company shall indemnify and hold him harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) incurred or suffered by him in connection therewith. The Company will use its best efforts to obtain insurance to provide the indemnification required by this
         Section 10, provided that this Agreement shall not require the Company to obtain insurance on other than reasonable commercial terms.


10. NOTICES. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered or certified mail, postage prepaid, to the address of the receiving party set forth in this Agreement, or to any other address of the receiving party designated by written notice in accordance with this Section.


11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its choice of law principles.


12. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement constitutes the entire agreement of the parties and no waiver, modification or amendment of any provision hereof shall be effective unless in writing and signed by the parties hereto.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement which is effective as of the date first written above.


Alteon Inc.


By:  /s/Elizabeth O'Dell                    By:  /s/Mark Novitch
   ---------------------------------           --------------------------------
   Elizabeth O'Dell                            Mark Novitch, M.D.
   VP Finance & Administration


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                                                                   Exhibit 10.19



                                January 17, 2001


Mark Novitch, M.D.
3558 Albemarle Street NW
Washington, D.C. 20008

Dear Mark:

         This letter will set forth our agreement regarding the amendment of the Consulting Agreement (the "Agreement") dated as of December 15, 1998 between you and Alteon Inc. (the "Company").

         Section 6 of the Agreement is hereby amended to provide in its entirety as follows:

         "6. TERM. This Agreement shall continue in effect until June 30, 2001, subject to earlier termination as provided in Section 7."

In consideration of the performance of the services called for by the Agreement as amended, in addition to the compensation provided therein, the Company will issue and deliver to you stock options to purchase 50,000 shares of the Company's common stock at an exercise price of $7.00, the fair market value of the Company's stock on November 8, 2000 when the Company's Board of Directors approved this award. The options will vest monthly over the period December 15, 2000 through the end of the term of the Agreement, as amended. Such stock options will be subject to the terms and conditions set forth in Section 2 of the Agreement (other than the terms and conditions relating to the number of shares and the exercise price which terms and conditions are superseded by this paragraph).

         If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.


                                       Sincerely,



KIM/law
Enclosure

Accepted and Agreed:


/s/ Mark Novitch                    Dated:  January 18, 2001
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Mark Novitch, M.D.